                                                                    EXHIBIT 99.1
FOR RELEASE:  March 9, 2006

                                                          Contact: Cheryl Hansen
                                                    Director, Investor Relations
                                                                   (610)645-1084
                                                        clhansen@aquaamerica.com

                                                                    Donna Alston
                                                         Manager, Communications
                                                                  (610) 645-1095
                                                        dpalston@aquaamerica.com


            AQUA AMERICA REPORTS 2005 NET INCOME INCREASED 14 PERCENT

BRYN MAWR, PA, March 9, 2006 - Aqua America, Inc. (NYSE: WTR) today reported net income for the year ending December 31, 2005 grew 14 percent to $91.2 million, from $80.0 million, for the full year 2004. Corresponding diluted earnings per share, on a GAAP basis, increased 11 percent to $0.71 per share from $0.64 per share for 2004, on three percent more shares outstanding. Earnings in 2004 benefited from a $2.3 million pre-tax gain in the fourth quarter from the sale of the company's Geneva, Ohio water system. The gain was recorded as a reduction in the operations and maintenance expenses in the fourth quarter. Excluding the gain, 2004 diluted earnings per share were $0.62.

For the fourth quarter ending December 31, 2005, the company reported net income, on a GAAP basis, of $22.2 million and diluted earnings per share of $0.17. For the same period in 2004, net income was $22.5 million and earnings per share were $0.18, on a GAAP basis. Excluding the gain from the sale of the Geneva, Ohio water system, fourth quarter 2004 adjusted income was $21.0 million and diluted earnings per share were $0.16.

The company's full year 2005 operating revenues increased 12 percent to $496.8 million from $442.0 million for the full year 2004. Fourth quarter 2005 operating revenues were $122.9 million, up from $115.4 in 2004. The 2005 revenue increase was the result of rate increases and acquisitions, the effects of which were most notable in the first half of 2005, and a return to normal consumption in the high-demand spring and summer months.

Aqua America Chairman and CEO Nicholas DeBenedictis said, "Our full year results were in line with our expectations and our stated long-term strategy. This year we completed a record number of acquisitions and invested a record amount of capital, which provides a basis for future earnings power. Our results prove that our acquisition strategy and capital investment program are all working to support our long-term strategic growth goals."

Consistent with its ongoing growth-through-acquisition strategy, the company completed 30 acquisitions of both water and wastewater systems in 2005. DeBenedictis said, "The acquisition program is in full swing. Unlike 2004 when we acquired two large franchises from an electric company who was exiting the water business, this year we focused on integrating these acquisitions while complementing them by acquiring a large number of small systems. These small acquisitions are truly our bread and butter and the foundation on which our acquisition program was built. They bring immediate revenues and capital investment opportunities, and are easily integrated into the organization's existing operations."

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

The company's ratio of operations and maintenance expenses to revenues (efficiency ratio) for the full year 2005 was 40.9 percent, consistent with the efficiency ratio for the full year 2004 adjusting for the gain from the sale of the Geneva, Ohio water system. DeBenedictis said, "We held the line on our year-over-year efficiency ratio even though we were faced with the annualized impact of two higher cost structure acquisitions (Heater Utilities and Florida Water) acquired in mid-2004 and sharp increases in other key expenses in 2005. Expenses experienced pressure from several areas, including the unexpected rise in fuel prices after hurricane Katrina, which affected transportation expenses and water production costs in all of our states. Employee benefit cost increases, such as pension expenses, medical and other post retirement benefit costs were also higher than anticipated. That said, costs more within our direct control, such as labor, were maintained at budgeted levels consistent with our culture of strict discipline with expense management."

The company reported a record $237.5 million in capital investments in 2005, an increase of more than 20 percent from the $195.7 million of capital invested in 2004. These investments were made to expand and improve the company's water and wastewater facilities in its 13 states. To capture the return on the capital invested, the company is in the process of filing significant rate requests in the affected jurisdictions. The company received approximately $15.2 million from rate and surcharge requests in 2005 and has pending requests filed for approximately $49.8 million in rate increases - the largest request being the $38.8 million case filed in Pennsylvania in November of 2005.

DeBenedictis said, "As we continue to invest record amounts of capital, we will also continue to see our depreciation expense rise - it increased 11 percent year-over-year in 2005. Depreciation along with increasing earnings, however, provides us with growing cash flow to support our capital investment program without having to incur as much debt or dilute earnings with new equity. We view this as a positive for both shareholders and customers. Investing capital and earning our fair, regulated return through the rate-making process is one of the keys to earnings growth using the regulated model."

On August 2, 2005, the Board of Directors voted to increase the December 1, 2005 quarterly common stock cash dividend to shareholders by 10 percent to $0.1069 per share (adjusted for the December 1, 2005 stock split) which equates to $0.4276 per share (split adjusted) on an annualized basis. Additionally, the Board approved a stock split to be effected in the form of a four-for-three
(33 1/3 percent) stock distribution. The increased quarterly cash dividend and the subsequent stock split were effected December 1, 2005 and made available to shareholders of record as of November 17, 2005.

This press release contains references to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP financial measures can be found in the tables on pages six and seven of this document.

The company's conference call with analysts will take place on Thursday, March 9, 2006 at 11:00 a.m. Eastern Time. The call will be webcast so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company's Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay for 10 business days, beginning at 1:00 p.m. Thursday, March 9, 2006. To access the audio replay in the U.S., dial
(888)-286-8010 (passcode 57500554). For international callers, dial
(617)-801-6888 (passcode 57500554).

Aqua America, Inc. is the largest U.S.-based publicly-traded water utility, serving more than 2.5 million residents in Pennsylvania, Ohio, North Carolina, Illinois, Texas, Florida, New Jersey, Indiana, Virginia, Maine, Missouri, New York, and South Carolina. Aqua America is listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.

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

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, and capital investment program, our long-term strategic growth goals, increased opportunities from acquisitions to invest and earn a return on infrastructure improvements, opportunities to control expenses, and our ability to integrate acquisitions into our existing operations . There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission.


                                                                            WTRF


The company's results stated here are unaudited. The final audited financial statements will be filed with the company's annual report on Form 10-K. The following table shows selected operating data for the quarters and full year ended December 31, 2005 and 2004 (in thousands, except per share data) for Aqua America, Inc. All share and per share data have been restated to reflect the December 1, 2005 four-for-three stock split.

                                                                      (Unaudited)
                                                Quarter Ended                             Year Ended
                                                  December 31,                            December 31,

                                              2005           2004                     2005        2004
                                              ----           ----                     ----        ----
Operating revenues                         $ 122,908      $ 115,442                $ 496,779    $ 442,039
                                           ========================                ======================
Net income                                 $  22,150      $  22,474                $  91,156    $  80,007
                                           ========================                ======================
Basic net income per share                 $    0.17      $   0.18*                $    0.72    $    0.64*
                                           ========================                ======================
Diluted net income per share               $    0.17      $   0.18*                $    0.71    $    0.64*
                                           ========================                ======================
Average common shares outstanding:
  Basic                                      128,016        125,797                  127,364      124,329
                                           ========================                ======================
  Diluted                                    129,828        127,285                  129,206      125,710
                                           ========================                ======================

* Fourth quarter 2004 includes $0.02 per share gain on sale of Geneva, OH water system. Excluding this gain, adjusted earnings per share for fourth quarter 2004 was $0.16 and $0.62 for the full year 2004.

                       Aqua America, Inc. and Subsidiaries
           Consolidated Statements of Income and Comprehensive Income
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                    Quarter Ended              Year Ended
                                                     December 31,              December 31,
                                                    -------------              ------------
                                                  2005         2004         2005         2004
                                                  ----         ----         ----         ----
Operating revenues                              $122,908    $ 115,442    $ 496,779     $442,039

Cost & expenses:
    Operations and maintenance                    52,222       45,505      203,088      178,345
    Depreciation                                  15,857       13,272       60,747       54,564
    Amortization                                   1,114        1,204        4,741        4,300
    Taxes other than income taxes                  7,663        6,141       31,696       27,596
                                                --------    ---------    ---------     --------
Total                                             76,856       66,122      300,272      264,805
                                                --------    ---------    ---------     --------

Operating income                                  46,052       49,320      196,507      177,234

Other expense (income):
    Interest expense, net                         13,447       13,095       52,062       48,679
    Allowance for funds used during construction    (950)        (276)      (2,447)      (2,304)
    Gain on sale of other assets                    (595)        (305)      (1,177)      (1,272)
                                                --------    ---------    ---------     --------
Income before income taxes                        34,150       36,806      148,069      132,131
Provision for income taxes                        12,000       14,332       56,913       52,124
                                                --------    ---------    ---------     --------
Net income                                       $22,150     $ 22,474     $ 91,156      $80,007
                                                ========    =========    =========     ========

Net income                                       $22,150     $ 22,474     $ 91,156      $80,007
Other comprehensive income (loss), net of tax:
    Minimum pension liability adjustment          (1,340)      (1,742)      (1,340)      (1,742)
    Unrealized gain on securities                      -            -            -           59
    Reclassification adjustment for gains
        reported in net income                         -            -            -         (230)
                                                --------    ---------    ---------     --------
Comprehensive income                             $20,810     $ 20,732     $ 89,816      $78,094
                                                ========    =========    =========     ========

Net income per common share:
   Basic                                          $ 0.17       $ 0.18       $ 0.72       $ 0.64
   Diluted                                        $ 0.17       $ 0.18       $ 0.71       $ 0.64

Average common shares outstanding:
   Basic                                         128,016      125,797      127,364      124,329
                                                ========    =========    =========     ========
   Diluted                                       129,828      127,285      129,206      125,710
                                                ========    =========    =========     ========

              Aqua America, Inc. and Subsidiaries
             Condensed Consolidated Balance Sheets
                   (In thousands of dollars)
                          (Unaudited)

                                                                 December 31,          December 31,
                                                                     2005                  2004
                                                                 ------------          ------------
Net property, plant and equipment                                 $2,279,950            $2,069,812
Current assets                                                        89,956                91,203
Regulatory assets and other assets                                   256,819               194,359
                                                                  ----------            ----------
                                                                  $2,626,725            $2,355,374
                                                                  ==========            ==========

Common stockholders' equity                                       $  811,923            $  747,231
Long-term debt, excluding current portion                            878,438               784,461
Current portion of long-term debt and loans payable                  163,150               125,005
Other current liabilities                                            100,189                89,425
Deferred credits and other liabilities                               673,025               609,252
                                                                  ----------            ----------
                                                                  $2,626,725            $2,355,374
                                                                  ==========            ==========

















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


Aqua America, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP financial measures


(GAAP refers to accounting principles generally accepted in the United States)

                                                         FOURTH
                                                        QUARTER          YEAR
                                                           2005          2005

                                                        ---------------------
Net income per common share (GAAP financial
  measure) - diluted                                     $ 0.17        $ 0.71
                                                        =====================

                                                         FOURTH
                                                        QUARTER          YEAR
                                                           2004          2004
                                                        ---------------------
Net income per common share (GAAP financial
  measure) - diluted                                     $ 0.18        $ 0.64

Gain on sale of Geneva, Ohio water system,
  net of tax, on a per share basis                         0.02          0.02

Earnings per common share, excluding gain
       on sale of  Geneva, Ohio water system
                                                        ---------------------
       (Non-GAAP financial measure)                      $ 0.16        $ 0.62
                                                        =====================



Reconciliation of GAAP to Non-GAAP financial measures
(In thousands of dollars)
(GAAP refers to accounting principles generally accepted in the United States)

                                                               AS REPORTED:      LESS:
                                                                OPERATIONS      GAIN ON      OPERATIONS
                                                                    AND         SALE OF          AND      EFFICIENCY
                                                     OPERATING  MAINTENANCE    GENEVA,OH     MAINTENANCE     RATIO
YEAR ENDED DECEMBER 31, 2004                          REVENUES   EXPENSES        ASSETS       EXPENSES         %
----------------------------                         ---------  -----------    ---------     -----------  ----------
GAAP financial measure                               $ 442,039   $ 178,345       $ -          $ 178,345      40.3%

Gain on sale of water utility assets                        -           -         2,342           2,342
                                                     ----------------------------------------------------

Non-GAAP financial measure, excluding gain
     on sale of  Geneva, Ohio water system           $ 442,039   $ 178,345      $ 2,342       $ 180,687      40.9%
                                                     ====================================================

Efficiency ratio is the operations and maintenance expenses as a percentage of operating revenues. GAAP financial measure includes the gain on sale of the company's Geneva, OH water utility assets as a component of operations and maintenance expenses.

Aqua America, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP financial measures
(In thousands of dollars)
(GAAP refers to accounting principles generally accepted in the United States)


                                                           FOURTH
                                                          QUARTER          YEAR
                                                             2005          2005
                                                          -------          ----

                                                         ----------------------
Net Income  (GAAP financial measure)                     $ 22,150      $ 91,156
                                                         ======================

                                                           FOURTH
                                                          QUARTER          YEAR
                                                             2004          2004
                                                          -------          ----
Net Income  (GAAP financial measure)                     $ 22,474      $ 80,007

Gain on sale of water utility assets (net of taxes)         1,522         1,522
                                                         ----------------------

Adjusted Income  (Non-GAAP financial measure, excluding
     gain on sale of  Geneva, Ohio water system)         $ 20,952      $ 78,485
                                                         ======================















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